Waverly, Inc.

                            1995 Annual Form 10-K

                                  Exhibit 11

                     Computation of Earnings Per Share
                     ---------------------------------
(in thousands of dollars -
except per share amounts)

                                              Twelve Months Ended
                                                  December 31,
                                             1995              1994
                                           ------------------------
Net Earnings:                              $5,305            $4,660

Primary earnings                           $5,305            $4,660

Fully diluted earnings                     $5,305            $4,660

Weighted average shares outstanding         4,422             4,360

Dilutive common stock equivalents for
 primary earnings per share                   200                 0
                                           ------------------------
Weighted average shares and common
 equivalent shares outstanding  for
 primary earnings per share                 4,622             4,360

Additional equivalent shares
 assuming full dilution                        57                 0
                                            -----------------------
Weighted average shares and common
 equivalent shares for fully
 diluted earnings per share                 4,679            4,360
                                            ----------------------
Earnings per share
  Primary                                   $1.15            $1.07

  Fully diluted (1)                         $1.13            $1.07

(1) Not presented on the Consolidated Statements of Income because fully diluted a differential less than 3% of primary earnings per share.



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